Exhibit 16.1

                                                                KPMG LLP

                                                                Suite 1400

                                                                55 Second Street

                                                                San Francisco, CA 94105

March 3, 2015

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Westamerica Bancorporation and subsidiaries (the Company) and, under the date of February 27, 2015, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2014 and 2013, and the effectiveness of internal control over financial reporting as of December 31, 2014. On February 25, 2015, we were notified that the Company engaged Crowe Horwath LLP (“Crowe”) as its principal accountant for the year ending December 31, 2015 and that the auditor-client relationship with KPMG LLP ceased upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, and the issuance of our reports thereon. We have read the Company’s statements included under Item 4.01(a) of its Form 8-K dated March 3, 2015, and we agree with such statements.

Very truly yours,

                                                                    KPMG LLP is a Delaware limited liability partnership,

                                                                    the U.S. member firm of KPMG International Cooperative

                                                                    (“KPMG International”), a Swiss entity.